Norfolk Southern Corporation, Three Commercial Place, Norfolk, Va. 23510-2191

FOR IMMEDIATE RELEASE

Norfolk Southern reports first-quarter 2021 results

Railroad achieves record low operating ratio

NORFOLK, Va., April 28, 2021 – Norfolk Southern Corporation (NYSE: NSC) today reported first-quarter 2021 financial results.

First-quarter net income was $673 million, diluted earnings per share was a first-quarter record of $2.66, and the operating ratio improved to an all-time quarterly record of 61.5%.

“Our steadfast commitment to improving productivity and executing our precision scheduled railroading strategy has propelled us to another record operating ratio performance while we grew revenues and earnings in the quarter,” said James A. Squires, Norfolk Southern chairman, president and CEO. “Our first-quarter results demonstrate our team’s ability to deliver strong performance in the face of significant supply chain disruptions. The reopening of the economy provides meaningful tailwinds for continued strength in both the consumer and manufacturing sectors, and our long history of delivering sustainable transportation solutions for customers will continue to drive long-term value for our shareholders, customers, and the communities we serve.”

First-quarter summary

•	Railway operating revenues of $2.6 billion increased 1%, or $14 million, compared with first-quarter 2020, driven primarily by a 3% increase in volume.

•	Railway operating expenses were $1.6 billion, a decrease of 21%, or $433 million, compared with the same period last year.

o	Last year’s results included a $385 million non-cash locomotive rationalization charge as a result of productivity gains achieved through the successful introduction of PSR. Excluding the locomotive rationalization charge, operating expenses were down 3%, or $48 million, compared with adjusted operating expenses in the first quarter of 2020, driven by lower fuel, compensation and benefits, and materials expenses.

•	Income from railway operations was a first-quarter record of $1.0 billion, an increase of 79%, or $447 million, year-over-year.

o	Excluding the effect of the locomotive rationalization charge in first-quarter 2020, income from railway operations was up 7%, or $62 million year-over-year.

•	Railway operating ratio was 61.5%, an all-time record.

About Norfolk Southern

Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 19,300 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern is a major transporter of industrial products, including agriculture, forest and consumer products, chemicals, and metals and construction materials. In addition, the railroad operates the most extensive intermodal network in the East and is a principal carrier of coal, automobiles, and automotive parts.

Media Inquiries:

Media Relations, 404-420-4444 (media.relations@nscorp.com)

Investor Inquiries:

Meghan Achimasi, 470-867-4807 (meghan.achimasi@nscorp.com)

http://www.norfolksouthern.com

Non-GAAP Financial Measures
This news release includes certain non-GAAP financial measures. Reconciliation of these non-GAAP financial measures is provided in the table below, entitled “Reconciliation of Non-GAAP Financial Measures.”

Forward-looking statements

This news release contains forward-looking statements that may be identified by the use of words like “believe,” “expect,” “anticipate,” “estimate,” “plan,” “consider,” “project,” and similar references to the future. Forward-looking statements reflect our good-faith evaluation of information currently available. These forward-looking statements are subject to a number of risks and uncertainties, and our actual results may differ materially from those projected. Please refer to our annual and quarterly reports filed with the SEC for a full discussion of those risks and uncertainties we view as most important. Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved. As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements. We undertake no obligation to update or revise forward-looking statements.

Reconciliation of Non-GAAP Financial Measures

Information included within this filing includes non-GAAP financial measures, as defined by SEC Regulation G. Non-GAAP financial measures should be considered in addition to, not as a substitute for, the financial measures reported in accordance with U.S. generally accepted accounting principles (GAAP).

GAAP financial results are adjusted to exclude the effects of a non-cash charge in the first quarter of 2020 related to the sale of 703 locomotives. The introduction of precision scheduled railroading in 2019 continues to provide significant benefits to the network operations and resulted in excess capacity resulting in the disposal of these locomotives. The income tax effect of this non-GAAP adjustment was calculated based on the applicable tax rates to which the non-GAAP adjustment related.

Norfolk Southern believes that these non-GAAP financial measures provide valuable information regarding its earnings and business trends by excluding specific items that it believes are not indicative of the ongoing operating results of its business – providing a useful way for investors to compare our performance over time and against other companies in our industry. These non-GAAP financial measures are being provided as supplemental information to Norfolk Southern’s GAAP financial measures, and Norfolk Southern believes these measures provide investors with additional meaningful financial information regarding our operational performance. Norfolk Southern also uses these non-GAAP measures as supplemental measures to evaluate its business and performance.

($ in millions except per share amounts)	First Quarter 2020

Railway operating expenses	$2,057
Effect of locomotive charge	(385)
Adjusted railway operating expenses	$1,672

Income from railway operations	$568
Effect of locomotive charge	385
Adjusted income from railway operations	$953

Operating ratio (%)	78.4
Effect of locomotive charge (%)	(14.7)
Adjusted operating ratio (%)	63.7

Income taxes	$55
Effect of locomotive charge	97
Adjusted income taxes	$152

Net income	$381
Effect of locomotive charge	288
Adjusted net income	$669

Diluted earnings per share	$1.47
Effect of locomotive charge	1.11
Adjusted diluted earnings per share	$2.58

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